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                                                                     Exhibit 4.1
                                                                     -----------



                            STOCK PURCHASE AGREEMENT
                                    BETWEEN
                             SYSTEMSOFT CORPORATION
                                      AND
                        SYKES ENTERPRISES, INCORPORATED

       THIS COMMON STOCK PURCHASE AGREEMENT ("Agreement") is made and entered as of this 6th day of May, 1997, by and between SYSTEMSOFT CORPORATION, a Delaware corporation with its principal offices at 2 Vision Drive, Natick, Massachusetts 01760-2059 (the "Company"), and SYKES ENTERPRISES, INCORPORATED, a Florida corporation with its principal offices at 100 North Tampa Street, Suite 3900, Tampa, Florida 33602 (the "Purchaser").

                                   ARTICLE I
                         AUTHORIZATION AND SUBSCRIPTION

       1.1 AUTHORIZATION. Subject to the terms of this Agreement, the Company has authorized the sale and issuance to the Purchaser of One Million Sixty-Six Thousand Six Hundred Sixty-Six (1,066,666) shares of Common Stock, $.01 par value (the "Purchased Shares"), having the rights, privileges and preferences as set forth in the Company's Certificate of Incorporation.

       1.2 SUBSCRIPTION. The Purchaser hereby subscribes for and purchases from the Company and the Company hereby sells to the Purchaser the Purchased Shares for a purchase price of $7.50 per share and an aggregate price of Eight Million and 00/100 Dollars ($8,000,000) (the "Purchase Price"). The foregoing subscription is hereby accepted by the Company.

       1.3  DELIVERY.

            (a) The parties acknowledge that (i) the Company shall deliver to the Purchaser a certificate or certificates, registered in the Purchaser's name, representing the Purchased Shares, and (ii) the Purchaser shall deliver to the Company the Purchase Price by wire transfer of immediately available funds.

            (b) The following deliveries shall be made immediately upon the execution herewith, for or on behalf of the Company in connection with the transactions required pursuant to, or contemporaneously with, this Agreement:

                  (i) all certificates representing the Purchased Shares;

                 (ii) any consents or approvals required pursuant to this Agreement;

                 (iii) such other documents as any Purchaser may reasonably request, in form and substance reasonably satisfactory to the Purchaser's counsel.

            (c) The Purchaser is, contemporaneously with the execution hereof, delivering to the Company the Purchase Price as set forth in Section 1.2 hereof.
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                                      -2-


            (d) All transactions contemplated by this Agreement shall be deemed to be simultaneous and the execution, delivery and closing of each such transaction shall be a condition of the obligations of the parties to execute, deliver and to close all other contemplated transactions.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       To induce the Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

       2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is currently qualified to do business as a foreign corporation in any jurisdiction in which such qualification is required, except where the failure to be so qualified will not have a material adverse effect on the Company's business or financial condition or results of operations (a "Material Adverse Effect").

       2.2 CORPORATE POWER. The Company has all requisite legal and corporate power and authority (i) to execute and deliver this Agreement and any other agreement required or desirable to effectuate the transactions described herein; (ii) to sell and issue the Purchased Shares; and (iii) to carry out and perform its obligations under the terms of this Agreement and any other agreement required to effectuate the transactions described herein.

       2.3 AUTHORIZED CAPITAL STOCK. As of May 1, 1997, the authorized capital stock of the Company consists of (i) 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which were issued and outstanding or held in the treasury of the Company and (ii) 90,000,000 shares of Common Stock, of which 25,087,668 shares were issued and outstanding and 159,246 shares were held in the treasury of the Company. As of May 1, 1997, there were reserved for issuance under the Company's various stock plans and outstanding warrants an aggregate of up to 6,221,986 shares of Common Stock. Except as provided in the immediately preceding sentence of this Section 2.3, as of May 1, 1997, there were no outstanding options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to (x) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the company or (y) grant, execute or enter into any such option, warrant, call, right, commitment or agreement. When issued and delivered to the Purchaser by the Company against payment of the consideration set forth herein, the Purchased Shares will be validly issued, fully paid and non-assessable.

       2.4 AUTHORIZATION AND ENFORCEABILITY. All corporate action on the part of the Company, its directors and shareholders necessary for: (i) the authorization, execution,
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                                      -3-


  delivery and performance of this Agreement by the Company; (ii) the authorization, sale, issuance and delivery of the Purchased Shares; and (iii) the performance of all of the Company's obligations under this Agreement has been duly and validly taken. This Agreement, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to the general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Company in this Agreement may be legally unenforceable. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall not violate any order, writ, injunction, decree, statute, regulation or rule applicable to the Company.

       2.5 SEC REPORTING; NO MATERIAL ADVERSE CHANGE. The Company has filed in a timely manner all documents that the Company was required to file under the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the 12 months preceding the date of this Agreement. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, complied in all material respects with the requirements of the Exchange Act as of its filing date, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Since January 31, 1997, there has not been any material adverse change in the assets, liabilities, financial condition or operations of the Company from that reflected in the financial statements included in the Company's Annual Report on Form 10-K, except changes in the ordinary course of business.

       2.6 PROPRIETARY TECHNOLOGY. The Company owns, currently licenses, or otherwise has the legal right to use, all computer software that is material to the conduct of the business of the Company, and all such computer software is being used by the Company in compliance, in all material respects, with any applicable licenses. To the best knowledge and belief of the Company, there are no claims pending or threatened against the Company that assert that any of the patents, technology, know-how or trade-secrets owned by or licensed by the Company infringe the intellectual property rights of any third parties.

       2.7 WARRANTY CLAIMS. The Company has adequately reserved in accordance with generally accepted accounting principals against any and all liabilities under any warranty or extended warranty relating to the products manufactured, sold, installed or serviced by it.

       2.8 LICENSES, PERMITS, COMPLIANCE, ETC. The Company has all material licenses, franchises, permits and government authorizations (collectively, the "Permits") reasonably necessary for the conduct of the Company's business as presently conducted, none of which will be terminated or otherwise materially adversely affected by the consummation of the transactions contemplated by this Agreement. The Company
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                                      -4-


  currently complies and has complied in all material respects with all laws, regulations and orders applicable to it and to the Company's business.

       2.9 CONSENTS AND APPROVALS. The Company has obtained, in form and substance acceptable to the Purchaser, the waiver, consent and approval (i) of all persons or entities whose waiver, consent or approval is required for the Company to consummate its obligations with respect to the transactions contemplated by this Agreement; (ii) of any person or entity that is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company is a party or subject as of the date hereof, and that would prohibit or materially adversely affect such transactions, or require the waiver, consent or approval of any person to such transactions; or (iii) under any material agreement, lease, instrument, arrangement, judgment, decree, order or license under which, without such waiver, consent or approval, such transactions would constitute an occurrence of a breach or a default, result in the acceleration of any material obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder.

       2.10 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The Company is not in violation of any term of its Certificate of Incorporation or Bylaws, or, in any material respect, of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and is not in violation of any order, statute, rule or regulation applicable to the Company where such violation would have a Material Adverse Effect on the Company. The execution, delivery and performance of and compliance with this Agreement has not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Company's Certificate or Bylaws or, in any material respect, any of its material agreements or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

       2.11 LITIGATION, ETC. There are no actions, claims, suits, proceedings or investigations pending against the Company or its properties before any court, governmental agency, arbitration board or other tribunal, nor, to the best of the Company's knowledge, is there any threat thereof which would have a Material Adverse Effect on the Company.

       2.12 OFFERING.  Assuming the truth of the Purchasers' representations in
  Section 3.2 hereof, the offer, sale and issuance of the Purchased Shares to be issued in conformity with the terms of this Agreement constitutes a transaction exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and from the qualification requirements of any applicable state securities or "blue sky" laws.

       2.13 PREVIOUS SALES OF SECURITIES. Since August 1, 1994, all offers and sales of securities by the Company have been made in compliance with the requirements of the Securities Act and applicable state securities laws.
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                                      -5-

       2.14 INVESTMENT COMPANY. The Company is not an "investment company", or an "affiliated person" of an "investment company", or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended, and the Company is not an "investment advisor" or an "affiliated person" of an "investment adviser" as such terms are defined in the Investment Advisers Act of 1940, as amended.

       2.15 BROKERS OR FINDERS. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transaction Documents.

       2.16 USE OF PROCEEDS. The proceeds of the Purchase Price will be used for working capital and general corporate purposes.

       2.17 KNOWLEDGE AND BELIEF. In the case of any representation or warranty set forth in this Section 2 that is stated to be "to the best knowledge and belief", "to the knowledge and belief", "to the knowledge" or "to the actual knowledge" of the Company, the Company acknowledges that, unless otherwise expressly provided herein with respect to the applicable representation or warranty, the Company shall have made all reasonable inquiries necessary to determine the truth or falsity of the representation or warranty so qualified.

       2.18 LISTING. As soon as practicable after the date hereof, the Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Purchased Shares and the listing thereof on the NASDAQ National Market.

       2.19 OBSERVATION RIGHTS. The Company covenants and agrees that as long as the Purchaser is the record or beneficial holder of at least 250,000 shares of the Purchased Shares (as adjusted for any stock split, subdivision, reclassification or similar event), it shall permit the Purchaser to have one representative, who shall be John Sykes unless otherwise agreed to by the Company (the "Representative"), to attend each meeting of the Board of Directors of the Company and to participate in all discussions during each such meeting. The Purchaser shall bear the expenses of the Representative traveling to and attending such meetings. The Purchaser agrees that such Representative shall be bound by the confidentiality, non-disclosure and limitations on use provision contained in that certain Mutual Non-Disclosure Agreement dated April 30, 1997, by and between the Company and the Purchaser with respect to any information received at such meetings and that the Purchaser and the Representative shall be bound by the Company's insider trading policy to the same extent as if such Representative were a director of the Company. Specifically, the Purchaser acknowledges that the Company is currently in a black-out period which will not expire until forty-eight (48) hours after the release of financial results for the Company's quarter ended April 30, 1997. The Company reserves the right to exclude the Representative from any meeting or portion thereof if a determination has been made by
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                                      -6-

  legal counsel to the Company that attendance by such Representative could adversely affect the attorney-client privilege between the Company and its counsel. The Company shall send to the Representative the notice of the time and place of such meetings in the same manner and at the same time as it shall send such notice to its directors.


                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       The Purchaser hereby represents and warrants to the Company with respect to its purchase of the Purchased Shares, as follows:

       3.1 NO CONFLICT. The execution, delivery and performance of and compliance with this Agreement by the Purchaser (i) will not result in any violation of, or conflict with, or constitute a default, in any material respects, of any of the Purchaser's material agreements or instruments to which it is a party, and (ii) will not violate any order, writ, injunction, decree, statute, regulation or rule applicable to the Purchaser.

       3.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser represents and warrants to, and covenants with, the Company that:
  (i) the Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act") and the Purchaser is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Stock, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Purchase Shares; (ii) the Purchaser is acquiring the Purchased Shares in the ordinary course of its business and for its own account for investments only and with no present intention of distributing any of such shares of Purchase Shares or any arrangement or understanding with any other persons regarding the distribution of such shares of Purchased Shares; (iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the shares of Purchased Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; (iv) the Purchaser has, in connection with its decision to purchase the Purchased Shares set forth herein, relied only upon the representations and warranties of the Company contained herein and in Reports filed pursuant to the Securities Exchange Act of 1934, as well as the terms of that certain Joint Integration, Marketing and Distribution Agreement dated May 5, 1997 by and between the Company and the Purchaser; and (v) the Investor understands that the certificate representing the Purchased Shares will bear a legend to ensure compliance with the Securities Act and the Purchaser agrees to comply with the requirements of such legend.
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                                      -7-

       3.3 AUTHORITY; BINDING EFFECT. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreement of the Purchaser herein may be legally unenforceable.


                                   ARTICLE IV
               AFFIRMATIVE AND NEGATIVE COVENANTS OF THE COMPANY

       So long as the Purchaser shall own any shares of Common Stock, the Company shall comply with the following covenants and agreements:

       4.1 COMPLIANCE. The Company shall comply with all applicable statutes and governmental regulations, including, but not limited to, applicable federal and state securities laws, and shall pay and discharge, before any penalty attaches thereto for non-payment thereof, all taxes, assessments and governmental charges of any kind levied upon or assessed against the Company; provided, however, that the Company shall not be required to pay any such taxes, assessments or other governmental charges so long as it shall be in good faith contesting the validity thereof, and shall have reserved for the payment of the taxes, assessments or other governmental in a manner satisfactory to the Purchaser.

       4.2 COOPERATION. The Company shall cooperate with the Purchaser, take such actions, and execute such documents and provide such information as the Purchaser may from time to time reasonably request to effect the transactions contemplated by, and the purposes of, this Agreement and any agreements executed pursuant to or in connection with this Agreement.

       4.3 RULE 144 REPORTING. With a view to making available to the Purchaser the benefits of certain rules and regulations of the Securities and Exchange Commission which may permit the sale of the Purchased Shares to the public without registration, the Company agrees to use its best efforts to:

            (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;
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                                      -8-

            (b) Use its best efforts to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (c) So long as the Purchaser owns any Restricted Securities (as defined in Section 5.1 hereof), cooperate with the Purchaser in providing information necessary to effect a sale, including furnishing to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company filed with the Securities and Exchange Commission.


                                   ARTICLE V
                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
              COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS

       5.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

            (a) "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

            (b) "Holder" shall mean any person who holds Registrable Securities and any person holding Registrable Securities to whom the rights under this
  Section 5 have been transferred in accordance with Section 5.13 hereof.

            (c) "Initiating Holder" shall mean the Purchaser or any persons who in the aggregate are Holders of at least forty percent (40%) of the Registrable Securities.

            (d) "Register," "registered" and "registration" refer to a registration effected by preparing and filing with the Commission a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

            (e) "Registrable Securities" means (i) the Purchased Shares and (ii) any other securities issued or issuable in connection with the Purchased Shares, upon any stock split, stock dividend, recapitalization, or similar event, provided, however, that any such shares of stock that as of the date of
         --------  -------
  the determination (i) have previously been sold, transferred or assigned by the Investor or (ii) may be sold either without limitation pursuant to Rule 144(k) under the Securities Act or within the volume limitations of Rule 144 under the Securities Act, shall not be deemed Registrable Shares or entitled to benefits of the registration rights granted hereunder.

            (f) "Registration Expenses" shall mean all expenses, except Selling Expenses as defined below, incurred by the Company in complying with Sections
  5.5 and
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                                      -9-


  5.6 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

            (g) "Restricted Securities" shall mean the securities of the Company required to bear the legend set forth in Section 5.3 hereof.

            (h) "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth in the definition of Registration Expenses, all reasonable fees and disbursements of counsel for any Holder.

       5.2 RESTRICTIONS ON TRANSFERABILITY. Any shares of Common Stock purchased under the terms hereof shall not be sold, assigned, pledged or in any way transferred except (i) upon satisfaction of the conditions specified in this Section 5, which conditions are intended to ensure compliance with the provisions of the Securities Act or (ii) otherwise in accordance with the Securities Act. The Purchaser will cause any proposed purchaser, assignee, pledgee or transferee of the Purchased Shares held by the Purchaser to agree to take and hold such securities subject to the provisions and conditions of this Section 5.

       5.3 RESTRICTIVE LEGEND. Each certificate representing (i) the Purchased Shares and (ii) any other securities issued in respect of the shares of Purchased Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 5.4 below) be stamped or otherwise imprinted with a legend substantially in the form described in Section 6 hereof.

       5.4  RESERVED.

       5.5  REQUESTED REGISTRATION.

            (a) REQUEST FOR REGISTRATION. In the event the Company shall receive within two (2) years from the date of this Agreement from Initiating Holders a written request that the Company effect a registration under the Securities Act with respect to at least twenty percent (20%) (or any lesser percentage if the anticipated aggregate offering price would exceed Eight Million Dollars ($8,000,000) of the Registrable Securities), the Company shall:

                 (i) promptly give written notice of the proposed registration, qualification or compliance to all Holders; and

                 (ii) as soon as practicable, but not later than sixty (60) days from receipt of request, file such registration and use its best efforts to have the same declared effective (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; and

  provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this
  Section 5.5:

                      (A) In any particular jurisdiction in which the Company
            would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

                      (B) Until a date which is One Hundred and Twenty (120)
            days following the date hereof; or

                      (C) After the Company has effected one (1) such
            registration pursuant to this Section 5.5(a), and such registration has been declared or ordered effective.

            (b) If at the time of any request to register Registrable Shares pursuant to this Section 5.5 (i) the Company is engaged or has fixed plans to engage within sixty (60) days of the time of the request in a registered public offering of its securities, (ii) the Company is in possession of material information that it deems advisable not to disclose in a registration statement, (iii) the Company shall have delivered to the Purchaser a certificate of an officer of the Company to the effect that, on the advice of counsel, the Company believes such delay is necessary to comply with Regulation M under the Exchange Act, (iv) the Company is prohibited (pursuant to the terms of an underwriting agreement in connection with a public offering of its securities or otherwise) from filing such registration statement or (v) the Company is engaged in any other activity which, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a reasonable period not in excess of sixty (60) days from the time such event, situation or activity no longer exists.

            (c) UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by its request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to
  Section 5.5(a) hereof and the Company shall include such information in the written notice to Holders referred to in

  Section 5.5(a) hereof. In such event, any Holder desiring to exercise its right to registration pursuant to this Section 5.5 shall include within its registration request a statement as to whether such Holder desires to (i) participate in such underwriting and include such Holder's Registrable Securities in such underwriting or (ii) register such Holder's Registrable Securities without participating in such underwriting (in which event the Holder shall inform the Company, as part of such request, of the method by which the Holder intends to distribute such Registrable Securities). All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting by a majority in interest of the Initiating Holders but subject to the Company's reasonable approval. If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holder, in which event the Registrable Securities so withdrawn from the underwriting may nonetheless, at the option of the Holder, be included in the registration. All Holders proposing to distribute their Registrable Securities other than through such underwriting shall, if the managing underwriter determines that marketing factors so require and so advises the Company in writing, agree to refrain from distributing such Registrable Securities for One Hundred Twenty (120) days after the effective date of the applicable registration statement, on the condition that all other shareholders proposing to distribute shares of their Common Stock other than through such underwriting who own or have rights to acquire a number of shares of Common Stock equal to five percent (5%) or more of the outstanding shares of Common Stock also agree to so refrain.

       Notwithstanding any other provision of this Section 5.5, if the managing underwriter determines that marketing factors require a limitation on the number of shares to be underwritten and so advises the Company in writing, and if, as a result of such limitation, the number of Registrable Securities included in the underwriting must be limited, the Holders' right to participate in the underwriting shall be limited in proportion to the number of Registrable Securities required to be registered by each Holder. Any Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation may nonetheless, at the option of the Holder, be included in the registration. All Holders of Registrable Securities included in the registration but not included in such underwriting pursuant to this Section 6.5(b) shall notify the Company of the intended method of distribution of such shares and shall, if the managing underwriter determines that marketing factors so require and so advises the Company in writing, agree to refrain from distributing such shares for One Hundred Twenty
  (120) days after the effective date of the applicable registration statement, on the condition that all other shareholders proposing to distribute shares of their Common Stock other than through such underwriting who own or have rights to acquire a number of shares of Common Stock equal to five percent (5%) or more of the outstanding shares of Common Stock also agree to so refrain. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

       Notwithstanding any other provision of this Section 5.5, if the managing underwriter determines that marketing factors require that the registration be limited to shares included in the underwriting and so advises the Company in writing, the Holders will have no right to register their Registrable Securities without participating in the underwriting. In such event, (i) any Registrable Securities excluded from the underwriting by reason of Section 5.5(b) hereof shall also be excluded from the registration, and (ii) any Registrable Securities withdrawn from the underwriting as provided in Section 5.5(b) hereof shall also be withdrawn from the registration.

            (d) INCLUSION OF COMPANY AND OTHER SHARES. The Company may include shares of Common Stock for its own account in any registration and underwriting pursuant to Sections 5.5 and 5.6; provided, however, that the Company may include shares for its own account in an underwritten offering only if the managing underwriter so agrees and if the amount of Registrable Securities which would otherwise have been included in the underwriting will not thereby be diminished. The Company may include shares of Common Stock held by shareholders other than Holders in a registration statement pursuant to Section 5.5 or 5.6 if, and to the extent that, the amount of Registrable Securities otherwise includable in such registration statement would not thereby be diminished.

       5.6  COMPANY REGISTRATION.

            (a) NOTICE OF REGISTRATION. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or for the account of a security holder or holders, other than (1) a registration relating solely to employee benefit plans on Form S-8 (or any successor form to Form S-8); (2) a registration relating solely to a business combination transaction on Form S-4 (or any successor form to Form S-4); or
  (3) any other registration which is not appropriate for the registration for the Registrable Securities for sale to the public, then the Company will:

                 (i) promptly give to each Holder thirty (30) days written notice thereof (which notice shall include, to the extent available, a list of jurisdictions in which the Company intends to attempt to qualify such securities under applicable blue sky or other state securities laws); and

                 (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

            (b) UNDERWRITING. If the registration of which the Company gives notice is for a public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to
  Section 5.6(a)(i) hereof. In such event, any Holder desiring to exercise its right to registration pursuant to this Section 5.6 shall include within its registration request a statement as to whether such Holder desires to (i) participate in such underwriting or (ii) register their Registrable Securities without participating in such underwriting (in which event the Holder shall inform the Company, as part of such request, of the method by which the Holder intends to distribute such shares). All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and the other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter, in which event Registrable Securities so withdrawn from the underwriting may, nonetheless, at the option of the Holder, be included in the registration. All Holders proposing to distribute their Registrable Securities other than through such underwriting shall, if the managing underwriter determines that marketing factors so require and so advises the Company in writing, agree to refrain from distributing such Registrable Shares for One Hundred Twenty (120) days after the effective date of the applicable registration statement, on the condition that all other shareholders proposing to distribute shares of their Common Stock other than through such underwriting who own or have rights to acquire a number of shares of Common Stock equal to five percent (5%) or more of the outstanding shares of Common Stock also agree to so refrain.

       Notwithstanding any other provision of this Section 5.6, if the managing underwriter determines that marketing factors require a limitation on the number of outstanding shares to be underwritten and so advises the Company in writing, the number of Registrable Securities included in the underwriting may be limited, in which case the Holders' rights to participate in the underwriting and the rights of all other shareholders of the Company desiring to participate in the underwriting (other than, if the registration was demanded by another shareholder pursuant to such other shareholder's right to a demand registration) shall be limited in proportion to the number of Registrable Securities requested to be registered by each such Holder. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or other shareholder to the nearest One Hundred (100) shares. Any Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation may nonetheless, at the option of the Holder, be included in the registration. All Holders of Registrable Securities included in the registration but excluded from such underwriting pursuant to this Section 5.6(b) shall inform the Company of the intended method of distribution of such Registrable Securities and shall, if the managing underwriter determines that marketing factors so require and so advises the Company in writing, agree to refrain from distributing such Registrable Securities for One Hundred Twenty
  (120) days after the effective date of the applicable registration statement, on the condition that all other shareholders proposing to distribute shares of their Common Stock other than through such underwriting who own or have rights to acquire a number of shares of Common Stock equal to five percent (5%) or more of the outstanding shares of Common Stock also agree to so refrain.

       Notwithstanding any other provision of this Section 5.6, if the managing underwriter determines that marketing factors require that the registration be limited to shares included in the underwriting and so advises the Company in writing, the Holders will have no right to register Registrable Securities without participating in the underwriting. In such event, (i) any Registrable Securities excluded from the underwriting by reason of Section 5.6(b) hereof shall also be excluded from the registration, and (ii) any Registrable Securities withdrawn from the underwriting as provided in Section 5.6(b) hereof shall also be withdrawn from the registration.

       The Company may include shares of Common Stock held by shareholders other than Holders in a registration statement pursuant to Section 5.5 or 5.6 if, and to the extent that, the amount of Registrable Securities otherwise includable in such registration statement would not thereby be diminished.

            (c) NO REQUIREMENT TO FILE AND RIGHT TO TERMINATE REGISTRATION. The Company shall not be required by this Section 5.6 to file a registration statement at any time or to prosecute a filing to effectiveness. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.6 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

       5.7  RESERVED.

       5.8 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such rights are fully subordinate to the rights of the Purchaser contained in this Section 5, or are approved by the Purchaser, which approval shall not be unreasonably withheld or delayed.

       5.9 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with registration(s) pursuant to Sections 5.5 and 5.6 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

       5.10 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 5, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company shall:

            (a) Keep such registration, qualification or compliance pursuant to this Section 5 effective until May 6, 1999 or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever occurs first; provided, however, that, notwithstanding
                                   --------  -------
  anything to the contrary in this Agreement, if at any time and from time to time after the first date of effectiveness of the registration of Registrable Shares pursuant to Section 5.5 the Company notifies the Purchaser in writing of the existence of a Potential Material Event, the Purchaser and any other persons who hold shares of stock registered pursuant to this Section 5.5 shall not offer or sell any of their shares of stock from the time of the giving of such notice to the earliest to occur of (a) the public disclosure by the Company of the Potential Material Event, (b) receipt of written notice from the Company that such Potential Material Event no longer exists, or (c) the date twenty (20) days after the date of the notice of such Potential Material Event. The Company may exercise its right to notify the Investor of the existence of a Potential Material Event only twice. The term, "Potential Material Event" shall mean any of the following: (i) the possession by the Company of material information not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Company that disclosure of such information would be detrimental to the business and affairs of the Company and that the registration statement would be materially misleading absent the inclusion of such information; or (ii) any material engagement or activity by the Company which would, in the good faith, determination of the Board of Directors of the Company, be adversely affected by disclosure in a registration by the Board of Directors of the Company that the registration statement would be materially misleading absent the inclusion of such information; and

            (b) Furnish such number of prospectuses and such other documents incident thereto as the Holder from time to time may reasonably request.

       5.11 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall promptly furnish the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 5.

       5.12 INDEMNIFICATION.

            (a) The Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 5, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein. Such indemnification and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, its directors or officers, such underwriter, its directors or officers, or such controlling person, and shall survive the transfer of any or all Registrable Securities by such Holder.

            (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or action in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; or
  (ii) any violation by such Holder of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to Holder in connection with any such registration, qualification or compliance. Notwithstanding the foregoing, (i) the liability of each Holder under this subsection (b) shall be limited to an amount equal to the public offering price of the shares sold by such Holder, unless such liability arises out of or is based on willful conduct by such Holder; and (ii) the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder. Such indemnification and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, its officers or directors, any such other Holder, its officers or directors, or any such controlling person, and shall survive the transfer of any or all Registrable Securities by any such other Holder.

            (c) Each party entitled to indemnification under this Section 5.12 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

       5.13 TRANSFER OF REGISTRATION RIGHTS. The rights granted to the Holders under this Section 5 may be assigned at any time without the prior written consent of the Company to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Holders; provided that such transferee or assignee is an affiliate of the Holders, without any requirement as to minimum holding by such transferee or assignee. In addition to the foregoing, such rights may be assigned to any other transferee or assignee with the written consent of the Company, which consent shall not be unreasonably delayed or withheld, in connection with any transfer or assignment of Registrable Securities by the Holders; provided that such transfer may otherwise be effected in accordance with applicable securities laws.


                                   ARTICLE VI
                                     LEGEND

       Each certificate representing the Purchased Shares shall be endorsed as soon as reasonably possible with a legend in substantially the following form (in addition to any legends required under applicable state securities laws):

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE COMPANY

            RECEIVES AN OPINION OF COUNSEL STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

       The above legend may be removed, and the Company shall issue a share or shares of Common Stock, without a securities legend to the holder of such share or shares of capital stock of the Company (i) if such stock is registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available for use by such holder, or
  (ii) if such holder provides the Company with an opinion of counsel experienced in Securities Act matters for such holder, to the effect that the proposed sale, transfer or assignment of such stock may be made without registration under the Securities Act or any state securities law.


                                  ARTICLE VII
                                    SURVIVAL

       Any implication in this Agreement to the contrary notwithstanding, all written statements contained in any document, certificate, memorandum or other instrument delivered by or on behalf of the Company, pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by the Company. The representations, warranties, covenants and agreements made herein by the parties hereto shall survive any investigation made by the Purchaser and the consummation of the transactions contemplated hereby for a period of two years from the date hereof.


                                  ARTICLE VIII
                                 MISCELLANEOUS

       8.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of Delaware (excluding its conflict of law provisions).

       8.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto, provided, however, that the rights of the Purchaser to purchase the Purchased Shares shall not be assignable without the written consent of the Company.

       8.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto at the closing, Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

       8.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by facsimile or telex or by overnight delivery service of a reputable delivery company to the respective parties addressed as provided below or shall be deemed to have been duly given four (4) business days after being mailed by registered or certified mail (return receipt requested) to the respective parties addressed as follows:

            If to the Purchaser:

                  Sykes Enterprises, Incorporated
                  100 North Tampa Street, Suite 3900
                  Tampa, Florida  33602
                  Attention:  David Garner, Senior Vice President
                          John Crites, Vice President, General Counsel
                  Fax Number:  (813) 273-0148

            With a copy to:

                  Foley & Lardner
                  100 North Tampa, Suite 2700
                  Tampa, Florida 33602-3391
                  Attention:  Martin A. Traber, Esq.
                  Fax Number:  (813) 221-4210

            If to the Company, at such address as set forth opposite or below its name as it appears on the signature page hereof:

                  SystemSoft Corporation
                  2 Vision Drive
                  Natick, Massachusetts 01760-2059
                  Attention: David P. Sommers, Chief Financial Officer Fax Number: (508) 652-2211

            With a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  High Street Tower
                  125 High Street
                  Boston, Massachusetts 02110
                  Attention: Mitchell S. Bloom, Esq.
                  Fax No.:  (617) 248-7100

  or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

       8.5 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any Purchased Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any wavier of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of Purchased Shares of any breach or default under this Agreement, or any waiver on the part of any holder of Purchased Shares of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder of Purchased Shares, shall be cumulative and not alternative.

       8.6 EXPENSES. The Company and the Purchaser shall each bear its own expenses in connection with negotiation, due diligence and entering into of this Agreement.

       8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

       8.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

       8.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                 SYSTEMSOFT CORPORATION



                                 By:  /s/ Robert F. Angelo
                                      ----------------------------
                                      Robert F. Angelo, President,
                                      Chief Executive Officer

                           PURCHASER SIGNATURE PAGE


       The undersigned Purchaser hereby executes the Stock Purchase Agreement with SystemSoft Corporation (the "Company") and hereby authorizes this signature page to be attached to a counterpart of such document executed by a duly authorized officer of the Company.

  No. of Shares to be Purchased: 1,066,666   SYKES ENTERPRISES,
  INCORPORATED



                                             By: /s/ John L Crites, Jr.
                                             -------------------------
                                             John L. Crites, Jr., Vice President
                                             and General Counsel

  Name in which Shares of Stock are to be
  registered:                                SYKES ENTERPRISES,
  INCORPORATED

  Address of registered holder:              100 North Tampa Street, Suite 3900
                                             Tampa, Florida 33602

  Social Security or Tax ID No. of           56-1383460
  registered holder:


  Contact name and telephone number          -----------------------------------
  regarding settlement and registration:     John L. Crites, Jr., Vice President
                                             and General Counsel
                                             (813) 274-1000